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                                                                    Exhibit 99.1

[LOGO] Kulicke & Soffa

                         [LETTERHEAD OF KULICKE & SOFFA]

NEWS for Immediate Release


          Kulicke & Soffa Explores Options for Non-Core Business Units

Willow Grove, PA, November 5, 2002--Kulicke & Soffa Industries, Inc. (Nasdaq:
KLIC) today announced that it is exploring options for certain of its non-core business units.

In order to focus management and financial resources on its larger, more established product lines, the Company is evaluating various alternatives for its dicing saw, wafer and hard material blade, and flip chip business units, including their potential sale. K&S has begun very preliminary discussions with potential buyers while concurrently exploring other alternatives for these non-core businesses. There can be no assurance that a sale of the units will occur, therefore, they will continue to be operated with the full support of K&S.

C. Scott Kulicke, chairman and chief executive officer said, "Due to the severe nature and uncertain duration of this industry downturn, it is critical to concentrate management attention on our core businesses. The wire bonder, wire, capillary, and test interconnect operations have greater growth potential."

Kulicke & Soffa is the world's leading supplier of semiconductor assembly and test interconnect equipment, materials and technology. Assembly solutions combine wire bonding equipment with bonding wire and capillaries. Test interconnect solutions include standard and vertical probe cards; ATE interface assemblies and ATE boards for wafer testing; and test sockets and contactors for all types of packages. Kulicke & Soffa's web site address is www.kns.com.

                                    --more--

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                  Caution Concerning Forward Looking Statements

This press release contains forward-looking statements which are found in various places throughout the press release. While these forward-looking statements represent our judgments and future expectations concerning the development of our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to, those listed or discussed in Kulicke & Soffa Industries' 2001 Annual Report on Form 10-K and: the risk of failure to successfully manage our operations; the risk that anticipated orders may not materialize or that orders received may be postponed or canceled, generally without charges; the risk that anticipated cost savings will not be achieved; the volatility in the demand for semiconductors and our products and services; acts of terrorism and violence; overall global economic conditions; risks, such as changes in trade regulations, currency fluctuations, political instability and war, associated with a substantial foreign customer and supplier base and substantial foreign manufacturing operations; potential instability in foreign capital markets; and other key factors that could adversely affect our businesses and financial performance contained in past and future filings and reports, including those with the SEC. Kulicke & Soffa Industries is under no obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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Company Contact:

Investors:
Nancy R. Kyle
215-784-6436
nkyle@kns.com

Media:
Henri Van Parys
215-784-6818
parys@kns.com